Exhibit 99.1

Dime Community Completes $280 Million Securitization of Multifamily Loans

BROOKLYN, N.Y. – December 18, 2017 – Dime Community Bank (the “Bank”), a subsidiary of Dime Community Bancshares, Inc. (the “Company”) (NASDAQ: DCOM), announced today that it completed a securitization of $280 million of its multifamily loans through a Freddie Mac sponsored “Q-deal” securitization. The Structured Pass-Through Certificates that were issued were purchased by the Bank as available-for-sale securities to enhance balance sheet liquidity. The Bank will continue to maintain the borrower relationships as the sub-servicer of the loans.

Although there have been prior Freddie Mac sponsored “Q-deals”, this represents the first such multifamily loan securitization for a bank headquartered in the metropolitan New York City marketplace.

Kenneth J. Mahon, President and Chief Executive Officer of the Company, stated, “I am extremely proud of the way our associates from across divisions of the Bank, along with several of our third-party affiliates, mobilized and coordinated their effort to successfully complete this important transaction in a very short time frame. The securitization enables us to achieve a number of strategic goals, including: a reduction of our commercial real estate (“CRE”) concentration, an increase in our risk-based capital ratios, a reduction of our loan-to-deposit ratio, and an increase in our overall balance sheet liquidity. It also creates a template for future transactions, should it again be chosen to help advance the Bank’s strategic goals.”

Ratios	Stand Alone as of September 30, 2017	Illustrative Pro Forma (2)
CRE concentration ratio (1)	849%	807%
Tier 1 common ratio	10.65	10.93
Total capital ratio	13.38	13.73
Loan-to-deposit ratio	136.8	130.4
Available-for-sale securities to total assets	0.5	4.7

Note: Ratios presented for Dime Community Bancshares, Inc.

(1)  Calculated as follows: The sum of multifamily, non-owner occupied CRE, and construction and development loans, divided by total capital.
(2)  Shown for illustrative purposes only; does not include any impact of gain from sale of loans, release of allowance for loan loss, or expense associated with first loss guarantee.

Mr. Mahon added, “Freddie Mac’s due diligence on the portfolio in this transaction further confirms Dime’s strong underwriting practices and credit quality. In addition, the successful execution of the securitization enhances our investment flexibility and capability to create liquidity from the multifamily portfolio as we transition to a full community business and commercial bank, while providing another tool to finance affordable housing in our local communities.”

PNC Capital Markets served as the sole lead placement agent on the transaction and Dechert LLP provided legal counsel to the Bank.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.44 billion in consolidated assets as of September 30, 2017. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-eight branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the Bank can be found on Dime's website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; failure or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Avinash Reddy
Senior Vice President – Corporate Development and Treasurer
718-782-6200 extension 5909

ABOUT FREDDIE MAC MULTIFAMILY

Freddie Mac Multifamily helps ensure an ample supply of affordable rental housing by purchasing and securitizing mortgages on apartment buildings nationwide. Historically, nearly 90 percent of the mortgages purchased support rental units for lower income households. Freddie Mac securitizes about 90 percent of the multifamily loans it purchases, thus transferring the vast majority of the expected credit risk from taxpayers to private investors. More information on Freddie Mac Multifamily’s Q Certificate structure is available on its website.